EXHIBIT 10.4
EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is dated effective as of August 2, 2011 (the “Effective Date”), between EMCORE Corporation, a New Jersey corporation (“the Company”), and Hong Q. Hou (“Executive”). In consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
EMPLOYMENT

The Company hereby employs Executive, and Executive accepts employment with the Company upon the terms and conditions herein set forth.

1.1 Employment. The Company hereby employs Executive, and Executive agrees to serve as the Company's President and Chief Executive Officer, reporting to the Executive Chairman, or in such other management position consistent with Executive's experience, expertise and reputation in the industry, as the Company shall determine. Executive agrees to devote Executive's full business time and attention and best efforts to the affairs of the Company during his/her employment. Executive shall perform his/her duties, responsibilities and functions to the Company hereunder to the best of his/her abilities in a diligent, trustworthy, professional and efficient manner. Executive shall be headquartered in Albuquerque, NM, but shall do such traveling as may be reasonably required of him/her in the performance of such duties. So long as Executive is employed by the Company, Executive shall not, without the prior written consent of the Compensation Committee (defined below), perform other services for compensation except that Executive may engage in charitable or civic activities so long as such activities do not materially interfere with the performance of Executive's duties and responsibilities hereunder. If an outside activity subsequently creates a conflict with the Company's business or prospective business, Executive agrees to cease engaging in such activity at such time. Executive will observe and adhere to all applicable written Company policies and procedures adopted from time to time, such as they now exist or hereafter are supplemented, amended, modified or restated.

1.2 At-Will Relationship. Executive's employment shall be “at-will” and may be terminated by Executive or the Company with or without cause and with or without prior notice (except as otherwise provided under Article IV), subject only to the severance obligations as described in this Agreement.

ARTICLE II
COMPENSATION

2.1 Annual Salary and Incentive Programs. During the employment of Executive, the Company shall pay to Executive an initial base salary at the annual rate of $450,444.75, or an adjusted rate (the “Base Salary”)

determined by the Compensation Committee of the Board of Directors (the “Compensation Committee”), payable in regular installments in accordance with the Company's customary payroll practices (as in effect from time to time). The Company shall review Executive's Base Salary annually at the time of Executive's performance review discussed below and may, in its sole and absolute discretion, increase Executive's Base Salary in light of Executive's performance, inflation, cost of living, and other factors deemed relevant by the Company; however, Executive's Base Salary may not be decreased below the initial Base Salary without the Executive's prior consent. The Compensation Committee of the Company shall meet with Executive annually to review Executive's performance, objectives and compensation, including salary, bonus and stock options. If the Compensation Committee determines that any adjustments thereto are appropriate it shall direct the Chief Administration Officer to make such adjustments, as it deems appropriate, consistent with this Agreement.

2.2 Bonus. To be eligible to receive an award under any annual Company bonus or pay-for-performance plan, the Executive must be employed on the last day of the Company's fiscal year or the otherwise defined bonus/performance period. If the Executive's employment is terminated, except for Cause as defined below, after the end of a fiscal year but before the annual bonus or pay-for-performance payments are distributed, the Executive shall be entitled to the annual bonus or pay-for-performance payment attributable to Executive for the immediately preceding fiscal year, if any. The Company shall make this payment at the same time it pays all other employees in accordance with the Company's normal practices, but no later than March 15th of the applicable year.

2.3 Long-Term Incentive. Executive shall be eligible for equity awards under the Company's equity award plan covering senior executives, as in effect from time to time and as approved in the sole discretion by the Compensation Committee (the “Equity Awards”).

2.4 Grant Agreements. Equity Awards will be governed by separate agreements, and in the event of any inconsistency between such separate agreements and the terms of this Agreement (including, but not limited to this Agreement's Section 4.6 covering vesting on termination), this Agreement shall govern and control. For avoidance of doubt, nothing in the preceding sentence shall be construed to limit the application of any provision of such separate agreements that expressly refers to and incorporates a provision of this Agreement.

2.5 Reimbursement of Expenses. Executive shall be entitled to receive prompt reimbursement of all reasonable and necessary expenses incurred by Executive in performing services hereunder, provided that such expenses are incurred and accounted for strictly in accordance with the policies and procedures established from time to time by the Company.

2.6 Benefits. Executive shall be entitled to participate in and be covered by health insurance, 401(k) and other employee plans and benefits currently or hereafter established for the employees of the Company generally (collectively referred to as the “Company Benefit Plans”) on at least the same terms as other executive officers of the Company, subject to meeting applicable eligibility requirements. Executive understands that any such Company Benefit Plans may be terminated or amended from time to time by the Company in its discretion, and that participation and benefits under such Company Benefit Plans shall be determined in accordance with the applicable terms and provisions thereof.

2.7 Paid Time Off and Holidays. The Company does not currently limit Paid Time Off (“PTO”) for its executives, and Executive shall be entitled to PTO in accordance with the Company's PTO policy in effect from time to time with respect to executives. The Company observes ten (10) paid holidays per calendar year. Nine (9) of the

Company-observed holidays are the same each year; one (1) “floating” holiday is determined by the Company annually.

ARTICLE III
CONFIDENTIALITY, NONDISCLOSURE, AND NONSOLICITATION

3.1 Confidentiality and Intellectual Property. The Executive is bound by the terms of the Confidential Information & Invention Assignment Agreement signed on or about the date of hire. Any reference to restrictive covenants or post-termination obligations under this Agreement shall include the obligations on Executive under such Confidential Information & Invention Assignment Agreement.

3.2 Prohibition on Solicitation of Customers and Employees. During Executive's employment with the Company and, in the event of Executive's termination of employment, for a period equal to two (2) years following such termination, Executive shall not, directly or indirectly, whether on behalf of himself or any other person or entity, (i) solicit any employee, agent, consultant or independent contractor of the Company to leave the employ, agency or services of the Company, or in any way interfere with the relationship between the Company and any such person, or (ii) call on, solicit or service any customer, supplier, licensee, licensor or other business relation of the Company in order to induce or attempt to induce such person to cease doing business with, or reduce the amount of business conducted with, the Company, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation of the Company. However, Executive may solicit any employee, agent, consultant or independent contractor who voluntarily terminates his or her employment, agency or services with the Company; however, Executive may not make any such solicitation until a period of one-hundred eighty (180) days has elapsed following the termination date of such employee, agent, consultant or independent contractor (it being conclusively presumed by the parties so as to avoid any disputes under this Section 3.2 that any such hiring within such 180-day period is in violation of this Section 3.2). None of the foregoing shall be deemed a waiver of any and all rights and remedies the Company may have under applicable law.

3.3 Enforcement. It is the intent of the parties that the restrictive covenants contained in this Article III are severable and separate and the unenforceability of any individual provision shall not affect the enforceability of any other. If any covenant in this Article III is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area; and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding and enforceable against the Executive. The restrictive covenants of this Article III shall survive this Agreement, and remain in full force and effect until the expiration of the period specified herein.

3.4 Remedy. If Executive breaches, or threatens to commit a breach of, any of the restrictive covenants, the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity: (i) the right and remedy to have the restrictive covenants specifically enforced by any court of competent jurisdiction (without posting a bond), it being agreed that any breach or threatened breach of the restrictive covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company; and (ii) the right and remedy to require Executive or any applicable person or entity to account for and pay over to the Company any profits, monies, accruals, increments or other benefits derived or received by Executive or such person or entity as the result of any transactions constituting a breach of the restrictive covenants. In the event of any breach by Executive of any of the restrictive covenants, the time period of such covenant with respect to Executive shall be tolled until such breach or violation is resolved.

3.5 Acknowledgement. Executive has consulted with legal counsel regarding the restrictive covenants contained in this Article III and based on such consultation has determined and hereby acknowledges that the restrictive covenants are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of the Company. Executive acknowledges that the consideration that Executive will receive pursuant to this Agreement serves as sufficient consideration for Executive's promises to abide by the restrictive covenants set forth in this Article III.

ARTICLE IV
TERMINATION

4.1    Definitions. For purposes of this Article IV, the following definitions in Sections 4.2-4.5 shall apply to the terms set forth below:

4.2    Cause. "Cause" means termination of employment resulting from a good faith determination by the Board of Directors or its delegate that:

a)    Executive has failed or repeatedly refused to follow policies or reasonable directives established by Executive's direct manager or the Board of Directors with the result that such performance has caused material damage to the Company, or Executive has failed or repeatedly refused to perform the material duties or obligations of his or her office (other than any such failure resulting from the person's inability due to physical or mental illness), which Executive has failed to correct within a reasonable period of time following the receipt of written notice of such failure by Executive; or

b)    There has been an act by Executive involving wrongful misconduct which has a demonstrably adverse impact on or caused material damage to the Company, or which constitutes theft, fraud or a misappropriation of the assets of the Company; or

c)    Executive has engaged in an intentional or reckless and unauthorized disclosure of confidential information, directly or indirectly, to persons outside the Company that materially adversely affects the Company; or

d)    Executive, while employed by the Company, has performed services for another company or person which competes with the Company without the prior written approval of the Board of Directors or Executive's direct manager.

e)    Conduct by Executive which in the good faith, reasonable determination of the Board of Directors demonstrates gross unfitness to serve including, but not limited to, gross neglect, non-prescription use of controlled substances, any abuse of controlled substances whether or not by prescription, or habitual drunkenness, intoxication, or other impaired state induced by consumption of any drug, including, without limitation, alcohol.

4.3 Change in Control. “Change in Control” shall mean the occurrence of any of the following:

a)    an acquisition in one transaction or a series of related transactions (other than directly from the Company or pursuant to options granted under any Company plan or other similar awards granted by the Company) of any voting securities by any individual, corporation, limited liability company, partnership, trust, or any other entity or any group (each a “Person”), immediately after which such Person has beneficial ownership of fifty percent (50%) or more of the combined voting power of the Company's then outstanding voting securities; or

b)     the individuals who, immediately prior to the effective date, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the election, or nomination for election, by the Company's common stockholders, of any new director was approved by a vote of at least a majority of the Incumbent Board, such new director shall, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”), including by reason of any agreement intended to avoid or settle any election contest or proxy contest; or

c)    the consummation of:

i.    a merger, consolidation or reorganization involving the Company unless:

(1) the stockholders of the Company, immediately before such merger, consolidation or reorganization, own, directly or indirectly, immediately following such merger, consolidation or reorganization, more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation or reorganization (the “Surviving Corporation”) in substantially the same proportion as their ownership of the voting securities immediately before such merger, consolidation or reorganization, and

(2) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least a majority of the members of the Board of Directors of the Surviving Corporation, or a corporation beneficially owning, directly or indirectly, a majority of the voting securities of the Surviving Corporation, and

(3) no Person, other than (i) the Company, (ii) a any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the Company , (iii) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to such merger, consolidation or reorganization, was maintained by the Company, the Surviving Corporation, or any Related Entity, or (iv) any Person who, together with its Affiliates, immediately prior to such merger, consolidation or reorganization had Beneficial Ownership of fifty percent (50%) or more of the then outstanding voting securities, owns, together with its Affiliates, beneficial ownership of fifty percent (50%) or more of the combined voting power of the Surviving Corporation's then outstanding voting securities (a transaction described in clauses (1) through (3) above is referred to herein as a “Non-Control Transaction”); or

ii)    a complete liquidation or dissolution of the Company; or

iii)    an agreement for the sale or other disposition of fifty percent (50%) or more of the assets or business of the Company to any Person (other than a transfer to a Related Entity or the distribution to the Company's stockholders of the stock of a Related Entity or any other assets). For the avoidance of doubt any sale or other disposition of a majority of the Company's fiber optics business or its photovoltaics business will be deemed a Change in Control.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired beneficial ownership of fifty percent (50%) or more of the combined voting power of the then outstanding voting securities as a result of the acquisition of voting securities by the Company which, by reducing the number of voting securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and (1) before such share acquisition by the Company the Subject Person becomes the beneficial owner of any new or additional voting securities in a related transaction, or (2) after such share acquisition by the Company the Subject Person becomes the beneficial owner of any new or additional voting securities which in either case increases the percentage of the then outstanding voting securities beneficially owned by the Subject Person, then a Change in Control shall be deemed to occur. (x) “Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person; (y) any “Relative” (for this purpose, “Relative” means a spouse, child, parent, parent of spouse, sibling or grandchild) of an individual shall be deemed to be an Affiliate of such individual for this purpose; and (z) neither the Company nor any Person controlled by the Company shall be deemed to be an Affiliate of any holder of Common Stock.

4.4 Good Reason. “Good Reason” shall mean:

a)    Assignment of Executive without Executive's written consent to a position, responsibilities or duties of a materially lesser status or degree of responsibility than his or her position, responsibilities or duties as of the date of this Agreement; or

b)    A requirement that Executive relocate, except for office relocations that would not increase the Executive's one-way commute by more than fifty (50) miles, or a requirement that Executive travel more than an average of two (2) days per week; or

c)    A reduction by the Company of Executive's Base Salary below the initial Base Salary or, following a Change in Control, below Executive's Base Salary at the time of the Change in Control, without Executive's consent; or

d)    Any material breach by the Company of any provision of this Agreement without Executive having committed any material breach of Executive's obligations hereunder.

Notwithstanding the foregoing, the events listed in items (a) through (d), above, shall constitute “Good Reason” only where the Company is given notice and an opportunity to cure, as described in Section 4.6(b)(vi), below.

4.5 Severance Benefits. The term “Severance Benefits” refers to the benefits and payments set forth in Section 4.6 (excepting any payment of Executive's Base Salary through the Effective Date of such termination).

4.6 Severance Benefits Received Upon Termination.

a)    If the Company terminates Executive's employment for Cause, or Executive terminates this Agreement without Good Reason, then the Company shall pay Executive's Base Salary through the Effective Date of such termination and the Company shall thereafter have no further obligations to Executive under this Agreement.

b)    If Executive's employment is terminated by the Company without Cause, or if Executive's employment is terminated by Executive for Good Reason, then the Company shall pay Executive's Base Salary through the Effective Date of such termination and also provide Executive:

i.    Continuation of Base Salary for a period equal to (a) one (1) year, plus (b) two (2) weeks, plus (c) two (2) additional weeks for each whole year Executive was employed by the Company (the “Severance Period”). All severance payments will be paid out over time and on the regular paydays of the Company, to the extent administratively feasible.

ii.    In accordance with the Company's health plans, Executive will be eligible to exercise his or her rights to COBRA health insurance coverage for the Executive, and, where applicable, Executive's spouse and eligible dependents, at Executive's expense (subject to the following provision), upon termination of Executive's employment. To the extent Executive elects COBRA continuation coverage, the Company shall continue to pay the portion of Executive's COBRA premiums for the entire Severance Period up to a maximum of eighteen (18) months that the Company would have otherwise paid assuming Executive was an active employee during such time. Executive acknowledges that as a condition of the Company's payment of its portion of the COBRA premium, Executive will pay by check made payable to the Company the amount equal to Executive's portion of the COBRA premiums during the Severance Period. Nothing herein shall be construed as extending or delaying the start date of the COBRA coverage period for Executive. All voluntary payroll deductions, including but not limited to 401(k), ESPP and term life, will cease effective on the employment separation date.

iii.    The Company shall provide to Executive standard outplacement services at the expense of the Company from an established outplacement firm selected by the Company; provided, however, that the cost of the benefits shall be commensurate with the level of the Executive and, absent special circumstances, shall generally not exceed in total an amount equal to $15,000 per Executive. In order to receive outplacement services, the Executive must begin utilizing the services within thirty (30) days following his or her date of termination, and any Company-provided outplacement service shall cease no later than 12 months following such termination date. The fees shall be paid directly to the outplacement firm and no part of this amount shall be paid to the Executive.

iv.    Acceleration and immediate vesting of one hundred percent (100%) of Executive's Equity Awards (excepting such performance-based Equity Awards that would otherwise be disqualified as “performance-based” compensation under section 162(m) of the Code) which have not yet vested by Executive's date of termination, and such accelerated Equity Awards as well as any other Equity Awards which have vested and which are then exercisable, shall remain exercisable for a period of three (3) years following the employment separation date (but no later than the expiration of the term of the applicable Equity Award) and shall then expire and be of no further force or effect.

v.    As a condition to Executive's right to receive the Severance Benefits provided for in this Section 4.6, Executive shall, upon termination of his/her employment, enter into a general release agreement in a form to be determined by the Company. Such release shall be executed and not revoked by Executive (or if applicable, Executive's estate or legal guardian) such that the release is effective and binding and non-revocable by the end of the 60-day period after Executive's termination of employment, and any amounts that would otherwise be payable and rights that would otherwise be effective during the 60-day period in the absence of the preceding release requirement shall be payable and effective on the 60th day after Executive's termination of employment. To the extent that the release is not executed or is revoked as provided herein, all payments, rights and benefits due to Executive under this Section 4.6 that are not otherwise required by law shall be forfeited. Executive's receipt of any payments or benefits under this Section 4.6 is also contingent upon Executive's compliance with all post-employment obligations under this Agreement, including but not limited to the restrictive covenants in Article III.

Notwithstanding the foregoing:

vi.    To the extent that Executive's termination of employment from the Company is by Executive for Good Reason, the date of termination must occur within nine (9) months following the initial existence of the condition constituting the Good Reason (the “Condition”); Executive must give the Compensation Committee written notice of the Condition within a period of ninety (90) days of the initial existence of the Condition; and the Company must have a period of thirty (30) days from the date such written notice is provided to the Compensation Committee in which to remedy the Condition and avoid paying any Severance Benefits. If the Condition is not remedied during the thirty-day cure period, Executive shall then be entitled to provide written notice to the Compensation Committee of Executive's termination for Good Reason before the end of such nine-

month period.

c)    If, within thirty-six (36) months of a Change in Control, Executive's employment is terminated by the Company or its successor in interest without Cause or by Executive for Good Reason, then the Company shall pay Executive's Base Salary through the Effective Date of such termination and also provide Executive the Severance Benefits described in Section 4.6(b)(i)-(v) above (subject to the execution of the release as provided in Section 4.6(vi)).

d)    If Executive's employment is terminated as a result of death, then the Company shall pay Executive's Base Salary through the Effective Date of such termination and the Company shall provide Executive's spouse and dependent children health insurance coverage as then in effect for Executive, Executive's spouse and dependent children for a period of twelve (12) months, subject to the payment of any employee contribution, as required by the Company's health insurance plans covered by COBRA. Health insurance benefits subsequent to the initial twelve (12) month period will be in accordance with COBRA. Nothing herein shall be construed as extending or delaying the start date of the COBRA coverage period for Executive's spouse and dependent children. The Company shall thereafter have no further obligations under this Agreement.

4.7 Benefit Limit. In the event that any payment or benefit (including salary continuation payments, accelerated option vesting or continued health insurance coverage) received or to be received by Executive pursuant to this Agreement (or in connection with Executive's termination of employment or contingent upon a Change in Control of the Company pursuant to any plan or arrangement or other agreement with the Company (or any affiliate)) (collectively the “Payments”) would constitute a parachute payment within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), then the following limitation shall apply:

The aggregate present value of those Payments shall be limited in amount to the greater of the following dollar amounts (the “Benefit Limit”):

i.    2.99 times Executive's Average Compensation, or

ii.    the amount which yields Executive the greatest after-tax amount of Payments under this Agreement after taking into account any excise tax imposed under Code Section 4999 on those Payments.

The present value of the Payments will be measured as of the date of the Change in Control and determined in accordance with the provisions of Code Section 280G(d)(4).

Average Compensation shall have the meaning determined in accordance with the provisions of Code Section 280G.

4.8 Resolution Procedure. For purposes of the foregoing Benefit Limit, the following provisions will be in effect:

a)    In the event there is any disagreement between Executive and the Company as to whether one or more Payments to which Executive becomes entitled under this Agreement constitute parachute payments under Code Section 280G or as to the determination of the present value thereof, such dispute will be resolved as follows:

i. In the event temporary, proposed or final Treasury Regulations in effect at the time under Code Section 280G (or applicable judicial decisions) specifically address the status of any such Payment or the method of valuation therefor, the characterization afforded to such Payment by the Regulations (or such decisions) will, together with the applicable valuation methodology, be controlling.

ii. In the event Treasury Regulations (or applicable judicial decisions) do not address the status of any Payment in dispute, the matter will be submitted for resolution to a nationally-recognized independent accounting firm mutually acceptable to Executive and the Company (“Independent Accountant”). The resolution reached by the Independent Accountant will be final and controlling; provided, however, that if in the judgment of the Independent Accountant the status of the payment in dispute can be resolved by means of obtaining a private letter ruling from the Internal Revenue Service, a formal and proper request for such ruling will be prepared and submitted, and the determination made by the Internal Revenue Service in the issued ruling will be controlling. All expenses incurred in connection with the retention of the Independent Accountant and (if applicable) the preparation and submission of the ruling request shall be borne by the Company.

4.9 Reduction of Benefits. To the extent the aggregate present value of the Payments would exceed the Benefit Limit, the salary continuation payments will first be reduced, and then the accelerated vesting of the Equity Awards (based on their parachute value under Code Section 280G) will be reduced, to the extent necessary, to assure that such Benefit Limit is not exceeded.

4.10 No Other Severance. Executive hereby acknowledges and agrees that, other than the Severance Benefits, upon the termination of Executive's employment, Executive shall not be entitled to any other severance under any Company benefit plan or severance policy generally available to the Company's employees or otherwise.

4.11 Post-Termination Benefits. Except as otherwise expressly provided herein, all of Executive's rights to salary, bonuses, employee benefits and other compensation hereunder which would have accrued or become payable after the termination of Executive's employment shall cease upon such termination, other than those specifically provided for under the Company Benefit Plans (subject to the provisions herein) or as otherwise expressly required under applicable law (such as COBRA).

4.12 Return of Property. In case of Executive's termination, Executive shall promptly return to the Company all property, of any nature whatsoever, that Executive may have received from the Company for use during his/her employment and all physical embodiments of the Confidential Information (as defined in the Confidential

Information & Invention Assignment Agreement) (regardless of form or medium) in the possession of or under the control of Executive.

4.13 No Mitigation. Executive shall not be required to seek employment or otherwise mitigate Executive's damages in order to be entitled to the benefits and payments to which Executive is entitled under this Agreement.

ARTICLE V
INDEMNIFICATION

5.1 During Executive's employment and thereafter throughout all applicable limitation periods, the Company shall provide Executive (including his heirs, personal representatives, executors and administrators) with such coverage as will be generally available to senior officers of the Company under the Company's then current Directors and Officers Liability Insurance Policy at the Company's sole expense.

5.2 In addition to the insurance coverage provided for in Section 5.1 above, the Company shall defend, hold harmless and indemnify Executive (and his heirs, personal representatives, executors and administrators) to the fullest extent permitted under applicable law, against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which Executive may be involved by reason of his having been an officer, director or employee of the Company (whether or not he continues to be an officer, director or employee of the Company at the time such expenses or liabilities are incurred), such expenses and liabilities to include, but not be limited to, judgments, court costs, attorneys' fees and the cost of reasonable settlements. The Company shall maintain bylaws authorizing such indemnification of Executive to the fullest extent permitted by law.

5.3 In the event Executive becomes a party, or is threatened to be made a party, to any action, suit or proceeding for which the Company has agreed to provide insurance coverage or indemnification under this Article V, the Company shall, to the fullest extent permitted under applicable law, advance all expenses (including the reasonable attorneys' fees, related fees and expenses, judgments, fines and amounts paid in settlement (collectively “Expenses”) incurred by Executive in connection with the investigation, defense, settlement or appeal of any threatened, pending or completed action, suit or proceeding. Executive agrees to reimburse the Company for the amount of all of the expenses actually paid by the Company to or on behalf of Executive in the event the Company determines that Executive is not entitled to indemnification by the Company for such expenses. Executive also agrees to assign to the Company all rights of Executive to insurance proceeds under any policy of directors and officers liability insurance to the extent of the amount of the expenses actually paid by the Company to or on behalf of Executive.

5.4 Cooperation in Legal Matters. Executive will cooperate with the Company, during his/her employment and thereafter, with respect to any pending or threatened claim, action, suit, or proceeding, whether civil, criminal, administrative, or investigative (the “Claims”), by being reasonably available to testify on behalf of the Company, and to assist the Company by providing information, meeting and consulting with the Company or its representatives or counsel, as reasonably requested. In the event Executive is subpoenaed to testify or otherwise requested to provide information in any matter, including without limitation, any court action, administrative proceeding or government audit or investigation, relating to the Company, Executive agrees, unless otherwise required by law, that: (a) Executive will promptly notify the Company of any subpoena, summons or other request to testify or to provide information of any kind no later than three days after receipt of such subpoena, summons or request and, in any event, prior to the date set for Executive to provide such testimony or information; (b) Executive will cooperate with the Company with respect to such subpoena, summons or request for information; (c) Executive will not voluntarily provide any testimony or information without permission of the Company; and (d) Executive will permit the Company to be represented by an attorney of the Company's choosing at any such testimony or with respect to any such information to be provided, and will follow the instructions of the attorney designated by the Company with respect to whether testimony or information is privileged by the attorney-client and/or work product privileges of the Company. The Company will reimburse Executive for all out-of-pocket expenses reasonably incurred by Executive in connection with Executive's provision of such testimony or assistance, and if Executive is no longer employed by the Company, Executive will be paid a reasonable hourly rate (such hourly rate to be no less than his most recent Base Salary under this Agreement divided by 2000) for his time spent providing such cooperation. If requested by Executive, the Company will provide counsel to Executive at the Company's expense. Notwithstanding any other provision of this Agreement, the provisions of this Article V shall survive the termination of Executive's employment and the termination of this Agreement.

ARTICLE VII
GENERAL PROVISIONS

6.1 Notices. All notices, demands, requests, consents, approvals or other communications (collectively “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and may be personally served or may be deposited in the United States mail, registered or certified, return receipt requested, postage prepaid, addressed as follows:

To the Company:
EMCORE Corporation
2015 Chestnut Street
Alhambra, CA 91803
Attn: Chief Administration Officer

To Executive:
Hong Q. Hou
1600 Eubank Blvd SE
Albuquerque, NM 87123

or such other address as such party shall have specified most recently by written notice. Notice mailed as provided herein shall be deemed given on the fifth business day following the date so mailed or on the date of actual receipt, whichever is earlier.

6.2 Covenant to Notify Management. Executive agrees to abide by the ethics policies of the Company as well as the Company's other rules, regulations, policies and procedures. Executive agrees to comply in full with all governmental laws and regulations as well as ethics codes applicable to the profession. In the event that Executive is aware or suspects the Company, or any of its officers or agents, of violating any such laws, ethics codes, rules, regulations, policies or procedures, Executive agrees to bring all such actual and suspected violations to the attention of the Company immediately so that the matter may be properly investigated and appropriate action taken. Executive understands that he is precluded from filing a complaint with any governmental agency or court having jurisdiction over wrongful conduct unless Executive has first notified the Company of the facts and permitted it to investigate and correct the concerns.

6.3 No Waivers. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

6.4 Beneficial Interests. This Agreement shall inure to the benefit of and be enforceable by Executive's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts are still payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee, or other designee or, if there be no such designee, to Executive's estate.

6.5 Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without giving effect to the principles of conflicts of law under California law. The Company and Executive agree to attempt to resolve any employment related dispute between them quickly and fairly, and in good faith. Should such a dispute remain unresolved, the Company and Executive irrevocably and unconditionally agree to submit to the exclusive jurisdiction of the courts of the State of California and of the United States located in Los Angeles, California over any suit, action or proceeding arising out of or relating to this Agreement. The Company and Executive irrevocably and unconditionally agree to personal jurisdiction and venue of any such suit, action or proceeding in the courts of the State of California or of the United States located in Los Angeles, California.

6.6 Statute of Limitations. Executive and the Company hereby agree that there shall be a one (1) year statute of limitations for the filing of any requests for arbitration or any lawsuit relating to this Agreement or the terms or conditions of Executive's employment by the Company. If such a claim is filed more than one (1) year subsequent to Executive's last day of employment it shall be precluded by this provision, regardless of whether or not the claim has accrued at that time.

6.7 Right to Injunctive and Equitable Relief. Executive's obligations under Article III are of a special and unique character, which gives them a peculiar value. The Company cannot be reasonably or adequately compensated for damages in an action at law in the event Executive breaches such obligations. Therefore, Executive expressly agrees that the Company shall be entitled to injunctive and other equitable relief without bond or other security in the event of such breach in addition to any other rights or remedies which the Company may possess or be entitled to pursue. Furthermore, the obligations of Executive and the rights and remedies of the Company under Article III are cumulative and in addition to, and not in lieu of, any obligations, rights, or remedies created by applicable law.

6.8 Enforceability; Severability or Partial Invalidity. It is the desire and intent of the parties that the provisions of this Employment Agreement shall be enforced to the fullest extent permissible. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. In the event that any one or more of the provisions of this Employment Agreement is held to be invalid or unenforceable, the remaining terms and provisions will be unimpaired, and the invalid or unenforceable term or provision will be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. Any prohibition or finding of unenforceability as to any provision of this Agreement in any one jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

6.9 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute but one and the same instrument.

6.10 Attorneys' Fees. In the event any action in law or equity, arbitration or other proceeding is brought for the enforcement of this Agreement or in connection with any of the provisions of this Agreement, the prevailing party shall be entitled to his or its attorneys' fees and other costs reasonably incurred in such action or proceeding.

6.11 Entire Agreement. This Agreement, along with the Confidential Information & Invention Assignment Agreement by and between Executive and the Company of even date herewith (the "Proprietary Information Agreement”), constitutes the entire agreement of the parties and supersedes all prior written or oral and all contemporaneous oral agreements, understandings, and negotiations between the parties with respect to the subject matter hereof. This Agreement, along with the Proprietary Information Agreement, is intended by the parties as the final expression of their agreement with respect to such terms as are included herein and therein and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement, along with the Proprietary Information Agreement, constitutes the complete and exclusive statement of their terms and that no extrinsic evidence may be introduced in any judicial proceeding involving such agreements. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

6.12 Assignment. This Agreement and the rights, duties, and obligations hereunder may not be assigned or delegated by any party without the prior written consent of the other party, and any attempted assignment or delegation without such prior written consent shall be void and be of no effect; provided that, in the event of the death of Executive, all rights to receive payments hereunder shall become rights of Executive's estate. Notwithstanding the foregoing provisions of this Section 6.12, the Company may assign or delegate its rights, duties, and obligations hereunder to any affiliate or to any person or entity which succeeds to all or substantially all of the business of the Company through merger, consolidation, reorganization, or other business combination or by acquisition of all or substantially all of the assets of the Company. This Agreement shall be binding upon and inure to the benefit of Executive, his heirs, executors and administrators, and this Agreement shall be binding upon and inure to the benefit of the Company, its successors and permitted assigns.

6.13 Dispute Resolution. Any controversy, dispute, claim or other matter in question arising out of or relating to the interpretation, performance or breach of this Agreement shall be governed by and interpreted in accordance with the laws of the State of California, without application of any conflict of laws provisions, and shall be enforceable in the courts of that state.

6.14 Taxes and Withholding. To the extent required or authorized to be withheld by law, the Company shall be entitled to deduct or withhold from any amounts owing from the Company to Executive any federal, state, local or foreign withholding taxes, excise tax, or employment taxes imposed with respect to Executive's payments, benefits or compensation under this Agreement or under any other agreement. As a condition to any payment or distribution pursuant to this Agreement, the Company may require Executive to pay such sum to the Company as may be necessary to discharge its obligations with respect to any taxes, assessments or other governmental charges imposed on property or income received by Executive thereunder.

6.15 No Conflicting Obligations; Acknowledgement of Understanding and Review. Executive represents and warrants to the Company that Executive is not now under any legal restraint or obligation to any person, firm or corporation, other than the Company, that would prevent or make unlawful Executive's execution of this Agreement, and Executive further represents and warrants that Executive has no other interest which is inconsistent or in conflict with this Agreement, or which would prevent, limit, or impair, in any way, Executive's performance of any of the covenants or duties hereinabove set forth. Executive acknowledges that Executive has read and understands this Agreement, is entering into this Agreement knowingly and voluntarily, and that Executive had a reasonable period of time in which to consider this Agreement and to obtain advice from counsel of Executive's choosing.

6.16 Section 409A.

To the extent applicable, it is intended that the payments and benefits provided under this Agreement comply with the requirements of Section 409A of the Code, and this Agreement shall be interpreted in a manner consistent with this intent. Solely for purposes of determining the time and form of payments due under this Agreement or otherwise in connection with his termination of employment with the Company, Executive shall not be deemed to have incurred a termination of employment unless and until he shall incur a “separation from service” within the meaning of Section 409A of the Code.

It is intended that each payment or installment of a payment and each benefit provided under this Agreement shall be treated as a separate “payment” for purposes of Section 409A.

To the extent that the Company and Executive determine that any provision of this Agreement could reasonably be expected to result in Executive's being subject to the payment of interest or additional tax under Section 409A, the Company and Executive agree, to the extent reasonably possible as determined in good faith, to amend this Agreement, retroactively, if necessary, in order to avoid the imposition of any such interest or additional tax under Section 409A. All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during Executive's lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

Notwithstanding any other provision in this Agreement, if as of Executive's separation from service, the Executive is a “specified employee” as determined by the Company, then to the extent any amount payable or benefit provided under this Agreement that the Company reasonably determines would be nonqualified deferred compensation within the meaning of Section 409A of the Code, for which payment is triggered by Executive's separation from service (other than on account of death), and that under the terms of this Agreement would be payable prior to the six-month anniversary of the Executive's separation from service, such payment or benefit shall be delayed until the earlier to occur of (a) the six-month anniversary of such termination date or (b) the date of the Executive's death. In the case of taxable benefits that constitute deferred compensation, the Company, in lieu of a delay in payment, may require the Executive to pay the full costs of such benefits during the period described in the preceding sentence and reimburse that Executive for said costs within thirty (30) calendar days after the end of such period.

Nothing herein shall be construed as any guarantee by the Company of any particular tax treatment of any income or payments to Executive provided pursuant to this Agreement or other agreements or arrangements contemplated by this Agreement, and Executive remains solely responsible for all applicable taxes on such income and payments.

6.17 Section Headings. The section headings in this Agreement are for convenience only. They form no part of this Agreement and shall not affect its interpretation.

6.18 Third Party Beneficiaries. Nothing herein, expressed or implied, shall create or establish any third party beneficiary hereto nor confer upon any person not a party to this Agreement, any rights or remedies, including any right to employment or continued employment for any specified period, of any nature or kind whatsoever, under or by reason of this Agreement.

6.19 Continuing Obligations. Notwithstanding the termination of Executive's employment hereunder for any reason or anything in this Agreement to the contrary, all post-employment rights and obligations of the parties, including but not limited to those set forth in Articles III - V, and any provisions necessary to interpret or enforce those rights and obligations under any provision of this Agreement, will survive the termination or expiration of this Agreement and remain in full force and effect for the applicable periods.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

“COMPANY”
EMCORE Corporation
By: /s/ Monica D. Van Berkel
Monica D. Van Berkel
Chief Administration Officer

“EXECUTIVE”
By: /s/ Hong Q. Hou
Hong Q. Hou